Exhibit 4.5

FIRST PERSON LTD.
as the Corporation

and

ODYSSEY TRUST COMPANY
as the Warrant Agent

SUPPLEMENTAL WARRANT INDENTURE

Dated as of June 28, 2023

SECOND SUPPLEMENTAL WARRANT INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE made as of the 28th day of June, 2023 BETWEEN:

FIRST PERSON LTD., a corporation incorporated under the laws of the province of Alberta (the “Corporation”)

- and -

ODYSSEY TRUST COMPANY, a trust company continued under the laws of Canada and authorized to carry on business in the Provinces of Alberta and British Columbia (the “Warrant Agent”)

WHEREAS the Corporation (as Leiio Wellness Ltd.) and the Warrant Agent (the “Parties”) are parties to a warrant indenture dated July 14, 2021 (the “Original Warrant Indenture”) as amended pursuant to the terms of a supplemental warrant indenture between the Parties dated May 4, 2022 (the “First Supplemental Warrant Indenture”, and together with the Original Warrant Indenture, the “Warrant Indenture” or “Indenture”);

AND WHEREAS section 8.1 of the Warrant Indenture provides for the creation of indentures supplemental to the Warrant Indenture for the purposes, inter alia, of modifying the provisions of the Warrant Indenture and for any purpose not inconsistent with the terms of the Warrant Indenture;

AND WHEREAS in connection therewith and in accordance with the Warrant Indenture, the Corporation wishes to amend the expiry date of the Warrants to any time prior to 5:00 p.m. (Calgary time) on January 14, 2024 and to make certain other housekeeping amendments to the Warrant Indenture;

AND WHEREAS all necessary resolutions of the Board of Directors of the Corporation have been duly passed or taken and other proceedings taken and conditions complied with, as the case may be, to make this Second Supplemental Indenture and the execution thereof legal and valid and in accordance with the laws relating thereto;

AND WHEREAS this Second Supplemental Indenture has been executed and delivered by the Warrant Agent and the Corporation by way of a supplemental indenture to modify and supplement the provisions of the Warrant Indenture;

AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Corporation and not by the Warrant Agent;

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NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties do hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Supplemental Agreement all terms contained herein which are defined in the Warrant Indenture, as supplemented hereby, shall, for all purposes hereof, have the meanings given to such terms in the Warrant Indenture, as supplemented hereby, unless the context otherwise specifies or requires.

1.2 Interpretation

In this Second Supplemental Indenture, “this Second Supplemental Indenture”, “hereof”, “hereby” and similar expressions refer to this Second Supplemental Indenture and not to any particular Article, Section or other portion hereof, and include any and every instrument supplemental or ancillary hereto or in implementation hereof.

1.3 Gender and Number

Unless herein otherwise expressly provided or unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 Interpretation not Affected by headings, etc.

The division of this Second Supplemental Indenture into Articles, Sections, Subsections and paragraphs, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Supplemental Agreement.

1.5 Time of the Essence

Time shall be of the essence in all respects in this Second Supplemental Indenture.

1.6 Severability

In the event that any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision hereof, all of which shall remain in full force and effect.

1.7 Conflicts

In the event of any conflict between the provisions of this Second Supplemental Indenture and the Warrant Indenture, the provisions of this Second Supplemental Indenture will govern.

1.8 Applicable Law

This Second Supplemental Indenture shall be construed and enforced in accordance with the laws of the Province of Alberta and federal laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.

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ARTICLE 2

SUPPLEMENTAL INDENTURE

2.1 Supplemental Indenture

This Second Supplemental Indenture is supplemental to the Warrant Indenture and the Warrant Indenture shall henceforth be read in conjunction with this Second Supplemental Indenture and the Warrant Indenture and this Second Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Warrant Indenture and this Second Supplemental Indenture were contained in the one instrument.

2.2 Amendment

The Warrant Indenture is amended as follows:

a)	In order to reflect the name change of the Corporation from Leiio Wellness Ltd. to First Person Ltd. all references to the name of the Corporation “Leiio Wellness Ltd.” in the Warrant Indenture and the schedules attached thereto are hereby deleted and replaced as follows:

“First Person Ltd.”

b)	The definition of “Expiry Date” in Article 1.1 of the Warrant Indenture is hereby deleted and replaced as follows:

“Expiry Date means the date that is thirty (30) months from the Issue Date of the Warrants”

c)	The address of the Corporation contained in: (i) Article 10.1(a)(i) of the Warrant Indenture; (ii) the Exercise Form attached as Schedule “B” to the Warrant Indenture; and (iii) the Form of U.S. Warrantholder Certification Upon Exercise of Warrants attached as Schedule “D” to the Warrant Indenture is hereby deleted and replaced as follows:

“First Person Ltd.

1840, 444 – 5th Ave. SW

Calgary, AB

T2P 2T8”

d)	The Warrant Indenture Shall be and continue to be in full force and effect, unamended, except as provided herein, and the Corporation hereby confirms the Warrant Indenture in all other respects.

e)	In the form of Warrant Certificate attached as Schedule “A” to the Warrant Indenture, the words “July 14, 2023” are hereby deleted and respectively replaced with “January 14, 2024”.

f)	The terms of all outstanding Warrants shall be hereby amended to give effect to the provisions of this Second Supplemental Warrant Indenture.

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ARTICLE 3

MISCELLANEOUS

3.1 No Other Amendments

Save and except as specifically provided herein, all of the other terms and conditions of the Warrant Indenture shall continue in full force and effect, unamended.

3.2 Acceptance

The Warrant Agent hereby accepts this Second Supplemental Indenture declared and provided and agrees to perform the same upon the terms and conditions set forth herein and in the Warrant Indenture, as supplemented and amended hereby.

3.3 Execution

This Second Supplemental Indenture may be executed by facsimile or other electronic means capable of reproducing a printed copy and in one or more counterparts thereof, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Second Supplemental Indenture shall extend to and be binding upon and enure to the benefit of the Parties hereto and their successors and permitted assigns.

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IN WITNESS WHEREOF this Second Supplemental Indenture has been executed by the parties hereto as of the date first above written.

FIRST PERSON LTD.

Per:	/s/ Darcy Campbell
Name:	Darcy Campbell
Title:	Chief Financial Officer

ODYSSEY TRUST COMPANY

Per:	/s/ Dan Sander
Name:	Dan Sander
Title:	President, Corporate Trust

Per:	/s/ Amy Douglas
Name:	Amy Douglas
Title:	Director, Corporate Trust